ALMADEN MINERALS LTD.

(the “Company”)

WHISTLEBLOWER POLICY

Introduction

Almaden Minerals Ltd. is committed to the highest standards of honesty and accountability.  In line with that commitment, the Audit Committee has developed this policy whereunder employees, directors, officers and others who have serious concerns about any aspect of the Company’s activities and operations are to come forward and voice those concerns.

Employees, directors and officers are often the first to realize that there may be something seriously wrong within the Company.  However, they may decide not to express their concerns because they feel that speaking up would be disloyal to their colleagues or to the Company.  They may also fear recrimination, harassment or victimization.  In these circumstances, they may feel it would be easier to ignore the concern rather than report what may just be a suspicion of wrong-doing.

This policy makes it clear that employees, directors and officers can report wrong-doings or suspected wrong-doings without fear of victimization, subsequent discrimination or disadvantage.  This policy is intended to encourage and enable employees, directors and officers  to raise serious concerns within the Company rather than overlooking a problem or seeking a resolution of the problem outside the Company.

This policy applies to all employees, directors and officers.  It is also intended to provide a method for other stakeholders (shareholders etc.) to voice their concerns regarding the Company’s business conduct.

The policy is a clear statement of the Company’s commitment that if any wrong-doing by the Company or any of its employees, directors or officers is identified and reported to the Company, it will be dealt with expediously and thoroughly investigated and remedied.  The Company will explore and implement the means of ensuring that such wrong-doing can be prevented in future.

This whistleblowing or reporting mechanism invites all employees and other stakeholders to act responsibly to uphold the reputation of the Company and maintain public confidence in the Company.  Encouraging a culture of openness within the organization will also help this process.

BACKGROUND

1.

What is Whistleblowing?

Employees, directors and officers are usually uniquely situate and the first to know when something is going seriously wrong in a company.  A culture of turning a “blind eye” to such problems usually means that the alarm is not sounded and those in charge do not get the chance to take action before substantial damage results.  Whistleblowing can therefore be described as giving information about potentially illegal and/or unethical practices i.e. wrong-doing.

2.

What is wrong-doing?

Wrong-doing involves any unlawful, illegal or otherwise improper behaviour and can include:

•

An unlawful act whether civil or criminal;

•

Breach of the Company’s Code of Business Conduct and Ethics, Code of Business Ethics, Communications Policy, Securities Trading Policy or Audit Committee Charter (the “Codes”);

•

Breach of or failure to implement or comply with any approved Company policy;

•

Knowingly breaching federal or provincial laws or regulations;

•

Unprofessional conduct or conduct that is below recognized, established standards of practice;

•

Questionable accounting or auditing practices;

•

Dangerous practice likely to cause physical harm/damage to any person/property;

•

Failure to rectify or take reasonable steps to report a matter likely to give rise to a significant and avoidable cost or loss to the Company;

•

Abuse of power or authority for any unauthorized or ulterior purpose;

•

Unfair discrimination in the course of employment of provision of services.

This list is not definitive, but is intended to give an indication of the kind of conduct which might be considered as “wrong-doing”.

3.

Who is protected?

This policy is set primarily in the context of the regulatory provisions of the Canadian Securities Multilateral Instrument 52-110 – Audit Committees.  Any employee, director or officer who makes a disclosure or raises a concern under this policy will be protected if the individual:

•

Discloses the information in good faith;

•

Believes it to be substantially true;

•

Does not act maliciously or make knowingly false allegations; and

•

Does not seek any personal or financial gain.

4.

Who should you contact?

The Company’s open door policy suggests that individuals share their questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, senior management is in the best position to address an area of concern. Senior management is required to report suspected violations of any of the Codes to the

Company’s Compliance Officer, who has specific and exclusive responsibility to investigate all reported violations. For suspected fraud or securities law violations, or when an employee is not satisfied or comfortable with following the Company’s open door policy, individuals should contact the Company’s Compliance Officer directly.

For the purpose of this policy, the Compliance Officer is James E. McInnes at (604) 662-4480, fax (604) 685-0553 or email jmcinnes@telus.net or Don Lorimer at (604) 669-1600.

5.

Company Response

The Compliance Officer will respond positively to a complainant’s concerns.  Where appropriate, the matters raised may:

(a)

be investigated by management, the Board of Directors, internal audit, or through the disciplinary process;

(b)

be referred to the police;

(c)

be referred to the external auditor or external legal counsel;

(d)

form the subject of an independent inquiry.

In order to protect individuals and those accused of misdeeds or possible malpractice, initial enquiries will be made to decide whether an investigation is appropriate and, if so,   what form it should take.  Some concerns may be resolved by agreed action without the   need for investigation.  If urgent action is required, this will be taken before any   investigation is conducted.

Within 10 working days of a concern being raised, the Compliance Officer will write to the complainant:

(a)

acknowledging that the concern has been received;

(b)

indicating how he proposes to deal with the matter;

(c)

giving an estimate of how long it will take to provide a response;

(d)

telling whether any initial enquiries have been made; and

(e)

telling whether further investigations will take place and if not, why not.

The amount of contact between the Officers considering the issues and the complainant will depend on the nature of the matters raised, the potential difficulties involved and the clarity of the information provided. If necessary, the Company will seek further information from the complainant.

The Company will take steps to minimize any difficulties which the complainant may experience as a result of raising a concern.  For instance, if a complainant is required to give evidence in a criminal or disciplinary proceeding, the Company will arrange for them to receive advice about the procedure.

The Company accepts that a complainant needs to be assured that the matter has been properly addressed.  Thus, subject to legal constraints, the Company will inform the complainant of the outcome of any investigation.

6.

Accounting and Auditing Matters

The Audit Committee of the Board of Directors shall address all reported concerns or complaints regarding corporate accounting practices, internal controls or auditing. The Compliance Officer shall immediately notify the Audit Committee of any such complaint and work with the committee until the matter is resolved.

7.

Acting in Good Faith

Anyone filing a complaint concerning a violation or suspected violation of any of the Codes must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation of a Code. Any allegations that prove not to be substantiated and which prove to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

8.

Time Frames

Concerns will be investigated as quickly as possible.  It should be borne in mind that it may be necessary to refer a matter to an external agency and this may result in an   extension of the investigation process.  It should also be borne in mind that the   seriousness and complexity of any complaint may have an impact on the time taken to   investigate a matter.  A designated person will indicate at the outset, the anticipated time   frame for investigating the complaint.

9.

Prevention of Recriminations, Victimization or Harassment

The Company will not tolerate an attempt on the part of anyone to apply any sanction or detriment to any person who has reported to the Company a serious and genuine concern   that they may have about an apparent wrongdoing.

10.

Confidentiality and Anonymity

The Company will respect the confidentiality of any whistleblowing complaint received by the Company where the complainant requests that confidentiality.  However, it must   be appreciated that it will be easier to follow up and to verify complaints if the   complainant is prepared to give his or her name.

11.

False and Malicious Allegations

The Company is proud of its reputation with the highest standards of honesty.  It will therefore ensure that substantial and adequate resources are put into investigating any complaint which it receives.  However the Company will regard the making of any deliberately false or malicious allegations by any employee, director and officer of the

Company as a serious disciplinary offence which may result in disciplinary action, up to and including dismissal for cause.